UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 20, 2012

THE GEO GROUP, INC.

(Exact Name of Registrant as Specified in Charter)

Florida

(State or Other Jurisdiction of Incorporation)

1-14260	65-0043078
(Commission File Number)	(IRS Employer Identification No.)

621 NW 53rd Street, Suite 700, Boca Raton, Florida	33487
(Address of Principal Executive Offices)	(Zip Code)

(561) 893-0101

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) The information set forth below in Item 8.01. Other Events is incorporated by reference herein (to the extent required by Item 5.02(e) of Form 8-K).

Section 8 – Other Events

Item 8.01 Other Events.

On May 3, 2012, The GEO Group, Inc. (“GEO”) filed a Form 8-K (the “Form 8-K”) announcing that the Compensation Committee of GEO had agreed to undertake certain actions with respect to executive compensation matters within the 90-day period following the filing of the Form 8-K. In accordance with the Form 8-K, GEO is announcing that the Compensation Committee has completed the following actions as of July 20, 2012:

•

the Compensation Committee has engaged a compensation consultant to perform a benchmarking analysis evaluating GEO’s named executive officers’ compensation relative to that of its peer companies (which peer companies will be determined by the compensation consultant and approved by the Compensation Committee);

•	the Compensation Committee has adopted resolutions providing that:

•

GEO will not enter into any new or amended executive employment or compensation agreements with any executive officer which include any excise or other tax gross-up provisions with respect to any payments due by GEO to such executive officer under such executive employment or compensation agreements; and

•

GEO will not enter into any new or amended executive employment or compensation agreements with any executive officer which include any severance provisions that would require a severance payment by GEO to an executive officer either (1) exceeding 3.0x (three times) the amount of such officer’s combined base and bonus compensation for GEO’s last completed fiscal year, or (2) in the event of a change in control of GEO (unless such change in control is reasonably preceded or followed by the termination without cause of such executive officer or the termination with good reason by such executive officer). The foregoing clause (2) will effectively prevent any “single trigger” change in control payments from being included in any new or amended executive employment or compensation agreements with any executive officer;

•

the Compensation Committee is in the process of undertaking a review of GEO’s executive compensation agreements and arrangements with all of GEO’s named executive officers, which review will be completed during the one-year period following the date of the filing of the Form 8-K;

•

the Compensation Committee has amended its charter to provide that the compensation of the Chief Executive Officer (“CEO”) must be recommended by the Chairman of the Compensation Committee, and that the CEO will not recommend the CEO’s compensation to the Chairman of the Compensation Committee;

•

the Compensation Committee has adopted resolutions providing that all future performance-based equity grants under GEO’s equity incentive plans will be subject to multiple annual performance metrics. Such annual metrics for performance-based awards will include, but not be limited to, earnings-per-share performance and/or return on invested capital results (with the vesting of such awards weighted at least 50% towards earnings-per-share performance). Such metrics will not include revenue for future performance-based awards; and

•

the Compensation Committee has adopted a bonus clawback policy providing that any bonus awarded by GEO to an executive officer (including a named executive officer) under any GEO incentive compensation plan may be recouped by GEO in the event of material fraud or misconduct by the recipient, among other triggers.

Notwithstanding the foregoing, GEO may take actions contrary to the actions set forth above (1) upon the unanimous agreement of the members of the Compensation Committee, and/or (2) in connection with arrangements that may be assumed by GEO in connection with the acquisition of an entity or assets.

In connection with the action taken by the Compensation Committee relating to the structuring of future performance-based equity grants so that they are subject to multiple annual performance metrics, the Compensation Committee canceled the restricted stock awards previously granted on March 12, 2012 to the following executive officers, George C. Zoley, Brian Evans, John J. Bulfin, Jorge A. Dominicis, Stephen V. Fuller, John Hurley and Thomas M. Wierdsma. The vesting of such restricted stock awards had previously been subject to the achievement of a single metric, annual revenue targets. In lieu of the canceled awards, the Compensation Committee granted new restricted stock awards on July 20, 2012 to these same executive officers covering the same number of shares of restricted stock as were granted in March 2012. The vesting of these new restricted stock grants will be subject to the achievement by GEO of two annual performance metrics as follows: (i) up to 75% of the shares of restricted stock in each award can vest annually or cumulatively if GEO meets certain earnings per share performance targets during years 2012, 2013 and 2014; and (ii) up to 25% of the shares of restricted stock in each award can vest annually if GEO meets certain return on capital performance targets in 2012, 2013 and 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GEO GROUP, INC.

July 26, 2012	By:	/s/ Brian R. Evans
Date		Brian R. Evans
Senior Vice President and Chief Financial Officer
(Principal Financial Officer)

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